Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Dividend Capital Total Realty Trust Inc.

Denver, Colorado

We have audited the accompanying statement of revenues and certain expenses of the Millennium Financial Center for the year ended December 31, 2007. This financial statement is the responsibility of the Millennium Financial Center’s management. Our responsibility is to express an opinion on the financial statement based upon our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Current Report on Form 8-K of Dividend Capital Total Realty Trust Inc., as described in Note 1. The presentation is not intended to be a complete presentation of the Millennium Financial Center’s revenues and expenses. In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Millennium Financial Center for the year ended December 31, 2007, on the basis of accounting described in Note 1.

/s/ EHRHARDT KEEFE STEINER & HOTTMAN PC

January 8, 2009

Denver, Colorado

Millennium Financial Center

Statements of Revenues and Certain Expenses

(In thousands)

	For the Six Months Ended June 30, 2008	For the Year Ended December 31, 2007
	(Unaudited)
Revenues:
Rental income	$1,539	$3,100
Other revenues	719	1,440

Total revenues	2,258	4,540
Certain expenses:
Real estate taxes	231	452
Operating expenses	327	614
Insurance	21	41
Management fees	70	136

Total certain expenses	649	1,243

Excess of revenues over certain expenses	$1,609	$3,297

The accompanying notes are an integral part of these financial statements.

Millennium Financial Center

Notes to Statements of Revenues and Certain Expenses

Note 1—Description of Business and Summary of Significant Accounting Policies

The accompanying statements of revenues and certain expenses reflect the operations of the Millennium Financial Center for the year ended December 31, 2007, and for the six months ended June 30, 2008 (unaudited.) The Millennium Financial Center is located in Denver, Colorado and comprises approximately 134,000 net rentable square feet. As of June 30, 2008 and December 31, 2007, the Millennium Financial Center had an occupancy rate of 98.2% and 100%, respectively.

We acquired the Millennium Financial Center on October 1, 2008. The total acquisition cost of the Millennium Financial Center was approximately $48.3 million, which consisted of an approximate $47.6 million purchase price plus an additional $650,000 relating to due diligence, closing costs and an acquisition fee paid to Dividend Capital Total Advisors LLC (the “Advisor”). This acquisition fee was paid pursuant to an advisory agreement between us and the Advisor, which is a related party, in the amount of approximately $476,000. We paid for the Millennium Financial Center through a combination of net proceeds from our public and private offerings and debt financing assumed upon acquisition. The debt financing assumed upon acquisition was comprised of a senior mortgage loan that is non-recourse to us with an outstanding principal balance of approximately $34.5 million and bears interest at a fixed rate of 6.0%. This loan is interest only until 2009 at which point the loan begins to amortize over a 30-year schedule.

The accounting records of the Millennium Financial Center are maintained on the accrual basis of accounting. The accompanying statements of revenues and certain expenses were prepared pursuant to Rule 3-14 of the Securities and Commission, and exclude certain material items. Such material items include mortgage interest, depreciation and amortization, professional fees and other costs not directly related to future operations of the Millennium Financial Center. These financial statements are not intended to be a complete presentation of the Millennium Financial Center’s revenues and expenses and are not considered indicative of our future earnings results. Accordingly, these financial statements are not representative of actual operations for the periods presented due to the exclusion of revenues and certain expenses which may not be comparable to the proposed future operations of the Millennium Financial Center.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The future results of operations can be significantly impacted by the rental markets in which the Millennium Financial Center is located, as well as general overall economic conditions.

Interim Information (unaudited)

In the opinion of management, the unaudited information for the six months ended June 30, 2008, included herein, contains all of the adjustments necessary, which are of a normal recurring nature, to present fairly the revenues and certain expenses for the six months ended June 30, 2008. Results of interim periods are not necessarily indicative of results to be expected for the year. Management is not aware of any material factors that would cause the information included herein to not be indicative of future operating results.

Note 2—Operating Leases

The Millennium Financial Center’s revenues are primarily obtained from tenant rental payments as provided for under non-cancelable operating leases. The Millennium Financial Center records rental revenue for the full term of the lease on a straight-line basis. In the case where the minimum rental payments increase over the life of the lease, the Millennium Financial Center records a receivable due from the tenant for the difference between the amount of revenue recorded and the amount of cash received. This accounting treatment resulted in an increase in rental income of approximately $41,000 and a decrease in rental income of approximately $10,000 for the year ended December 31, 2007 and for the six months ended June 30, 2008 (unaudited), respectively.

Approximate future minimum rentals under non-cancelable, in-place leases as of December 31, 2007, are as follows (amounts in thousands):

Year Ended December 31,
2008	$3,072
2009	3,059
2010	3,059
2011	3,124
2012	2,590
Thereafter	1,062

Total	15,966

Tenant reimbursements of operating expenses are included in other revenues in the accompanying statements of revenues and certain expenses.

Two tenants accounted for greater than 10% of the rental revenues for the year ended December 31, 2007. See below for details of each of these tenants’ respective percentages of rental revenues for the year ended December 31, 2007 and for future minimum rentals.

Tenant	Industry	Lease Expiration	% of 2007 Rental Revenues	% of Future Minimum Lease Payments
Davis Grahm & Stubbs	Legal	October 1, 2012	67.3%	62.8%
IMA, Inc.	Insurance Brokerage	January 1, 2014	28.4%	34.6%